Obtaining Control of Credit Suisse Multialternative Strategy Fund A

As of April 30, 2015, Charles Schwab & Co owned 13,181 shares of Fund, which represented 38.87% of the outstanding shares and BB&T Securities LLC owned 9,826 shares of the Fund, which represent 28.98% of the outstanding shares. As of October 31, 2015 Charles Schwab owned 14,557 shares of the Fund, which represented 46.86% of the outstanding shares and BB&T Securities owned 9,826 shares of the Fund, which represented 31.63% of the outstanding shares. Accordingly, Shareholder continues to be a controlling person of the Fund.


Obtaining Control of Credit Suisse Multialternative Strategy Fund C

As of April 30, 2015 Pershing LLC owned 115,103 shares of the Fund,
which represented 92.27% of the outstanding shares.    As of October
31, 2015, Pershing ("Shareholder") owned 27,721 shares of the Fund, which represented 74.21% of the outstanding shares. Accordingly, Shareholder continues to be a controlling person of the Fund.

Obtaining Control of Credit Suisse Multialternative Strategy Fund I

As of April 30, 2015 Merchant Holdings ("Shareholder") owned 523,949 shares of the Fund, which represented 45.07% of the outstanding shares.
As of October 31, 2015, Merchant Holdings ("Shareholder") owned 523,949 shares of the Fund, which represented 41.70% of the outstanding shares. Accordingly, Shareholder continues to be a controlling person of the Fund.